Exhibit 16.1

May 26, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Summit Therapeutics Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Summit Therapeutic Inc., dated May 24, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

Reading

United Kingdom

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH
T: +44 (0) 118 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.